UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported): January 3, 2005


                                   ARGAN, INC.
               (Exact Name of Registrant as Specified in Charter)


         Delaware                      001-31756                13-1947195
(State or Other Jurisdiction          (Commission             (IRS Employer
      of Incorporation)               File Number)          Identification No.)


One Church Street, Suite 302, Rockville, MD                       20850
  (Address of Principal Executive Offices)                       (Zip Code)


       Registrant's telephone number, including area code: (301) 315-0027


                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)


      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

      On January 3, 2005, Argan, Inc. (the "Company") entered into substantially similar employment agreements (each, an "Agreement") with (i) Rainer H. Bosselmann as its President and Chief Executive Officer, (ii) H. Haywood Miller III as its Executive Vice President, and (iii) Arthur F. Trudel, Jr. as its Senior Vice President and Chief Financial Officer (each, the "Executive"). The following is a summary of certain provisions of each Agreement. This summary does not purport to be complete and is subject to and qualified by reference to all provisions in the Agreement.

      Pursuant to the Agreement, the Company agreed to employ the Executive for an initial term of one year, which term will automatically renew for successive one year periods unless the Company or the Executive provides at least 90 days prior written notice of its or his election not to renew. The Agreement provides for the Executive to receive during the employment period an annual base salary of $150,000, subject to increase (but may not be reduced) from time to time in such amounts as the Company, in its reasonable discretion, deems to be appropriate, and an annual bonus in the discretion of the Board of Directors of the Company (the "Board"), subject to the satisfaction of reasonable performance criteria established for the Executive with respect to such year. The Agreement further provides that the Executive may participate in any stock option, incentive and similar plans established by the Company and shall be granted stock options and other benefits similar to options and benefits granted to other executives, subject in all cases to the satisfaction by the Executive of the terms and conditions of such plans and to the reasonable exercise by the Board of any discretion granted to it or them thereunder.

      In addition, under the Agreement, in the event the Executive's employment is terminated for any of the reasons specified below or there occurs a "change in control" (as such term is defined in the Agreement), the Executive will receive as severance pay in a single lump sum payment, an amount equal to 24 months of his base salary within 30 days after the Executive's termination of employment or change of control, as the case may be, based on 12 times the Executive's final full month salary at the date the Executive's employment ceases or at the date of the change in control, as the case may be, without reduction or offset for any other monies which the Executive may thereafter earn or be paid. The reasons which cause severance pay to be paid to the Executive include:

            (i) termination by the Executive because of a material diminution of the Executive's duties, authority or responsibility, or a material impairment by action of the Company of his ability to perform his duties and responsibilities, regardless of whether such diminution is accompanied by a change in the Executive's title with the Company;

            (ii) termination by the Executive because of a material breach by the Company of any provision of the Agreement, which breach continues for a period of 30 days after written notice of such breach is given by the Executive to the Company; and

            (iii) termination by the Company at any time without cause, including notice of non-renewal of the Agreement.

The Executive shall also be entitled for a period of 24 months from the termination of his employment or a change in control, as the case may be, to the continuation of all benefits provided to the Executive, excluding sick and vacation time, subject to any applicable employee co-payments.

      If the Executive's employment is terminated by the Company by reason of the Executive's death, disability or "for cause" (as such term is defined in the Agreement) or voluntarily by the Executive for any reason other than as set forth in the preceding paragraph, the Company will not be obligated to make any payments to the Executive by reason of his cessation of employment other than such amounts, if any, of his base salary that have accrued and remain unpaid and such other amounts which may then otherwise be payable to the Executive from the Company's benefit plans or reimbursement policies, if any.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(c)   Exhibits.

      Exhibit No.       Description
      -----------       -----------

      10.1 Employment Agreement, dated as of January 3, 2005, by and between Argan, Inc. and Rainer H. Bosselmann.

      10.2 Employment Agreement, dated as of January 3, 2005, by and between Argan, Inc. and H. Haywood Miller III.

      10.3 Employment Agreement, dated as of January 3, 2005, by and between Argan, Inc. and Arthur F. Trudel, Jr.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           ARGAN, INC.


                                           By: /s/ Rainer Bosselmann
                                               -------------------------
                                               Rainer Bosselmann
                                               Chairman of the Board and
                                               Chief Executive Officer

Date: January 3, 2005

                                  EXHIBIT INDEX

Exhibit No.       Description
-----------       -----------

10.1 Employment Agreement, dated as of January 3, 2005, by and between Argan, Inc. and Rainer H. Bosselmann.

10.2 Employment Agreement, dated as of January 3, 2005, by and between Argan, Inc. and H. Haywood Miller III.

10.3 Employment Agreement, dated as of January 3, 2005, by and between Argan, Inc. and Arthur F. Trudel, Jr.